Exhibit 99.1

Stephanie Anderson Forest
972-281-1389
stephanie.a.forest@kcc.com

Kimberly-Clark Elects Nancy J. Karch to Its Board of Directors

DALLAS, TX (June 17, 2010) — Kimberly-Clark Corporation (NYSE: KMB) today announced that Nancy J. Karch, Director Emeritus of McKinsey & Company, was elected to its board of directors on June 16.
Ms. Karch, 62, served with McKinsey & Company, an independent management consulting firm, for 26 years until her retirement in 2000. She held several progressive leadership positions including managing partner of the Retail and Consumer Industries sector and managing partner of the company’s southeast operations. Ms. Karch is Director Emeritus of McKinsey’s Stamford, Connecticut office, and serves on the board of directors for Genworth Financial, Inc., Liz Claiborne, Inc., MasterCard Worldwide, and The Corporate Executive Board. She also serves on the executive committee of the Westchester Land Trust and on the board of Northern Westchester Hospital in Mount Kisco, NY.
“Nancy is a great addition to our board given her strong corporate governance background with leading global companies,” said Craig Sullivan, chair of the Nominating and Corporate Governance Committee of Kimberly-Clark’s board of directors and retired chairman and chief executive officer of The Clorox Company.
Thomas J. Falk, chairman and chief executive officer of Kimberly-Clark said, “Nancy is a recognized expert in general merchandise retailing, and has a strong background in corporate strategy, marketing and consumer packaged goods. This experience, combined with her management consulting background, will greatly benefit our company.”
Ms. Karch earned her Masters in Business Administration from Harvard University and a Masters in Mathematics from Northeastern University. She received her bachelor’s degree in Mathematics from Cornell University.

About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people - nearly a quarter of the world's population - trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company's 138-year history of innovation, visit www.kimberly-clark.com.

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